UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2016

Halyard Health, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36440	46-4987888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5405 Windward Parkway, Suite 100 South, Alpharetta, Georgia 30004

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (678) 425-9273

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Halyard Health, Inc. (the “Company”) approved the Halyard Health, Inc. Amended and Restated Executive Severance Plan (the “Executive Severance Plan”) and the Halyard Health, Inc. Amended and Restated Severance Pay Plan (the “Severance Pay Plan”). Both the Executive Severance Plan and the Severance Pay Plan are amended and restated versions of plans previously adopted by the Company.

The following summaries of the Executive Severance Plan and the Severance Pay Plan are qualified in their entirety by reference to the text of each plan, copies of which are filed as exhibits to this report.

Executive Severance Plan

The purpose of Executive Severance Plan is to assure the Company that it will have the continued dedication and focus of its key executives notwithstanding the threat or occurrence of a change in control of the Company. The Company has entered into individual agreements under the Executive Severance Plan with its Chief Executive Officer and its other executive officers.

The Executive Severance Plan provides severance payments and benefits only upon the occurrence of two clearly defined events. First, a “change of control” of the Company must have occurred. Second, the executive officer’s employment must either be terminated by the Company without “cause,” or by the executive officer with “good reason,” in each case within a two year period from the date of a change of control (as such terms are defined in the plan). Such employment termination is referred to as a “qualified termination.” A qualified termination also includes a termination by the Company without cause within one year before a change of control if it is in connection with or in anticipation of a change of control.

To receive severance benefits under the Executive Severance Plan, the executive officer must enter into a separation agreement with the Company, including a general release of claims and certain restrictive covenants, including restrictions on disclosure and use of confidential information, customer solicitation (for two years) and employee recruitment (for two years).

Under the Executive Severance Plan, upon the occurrence of a qualified termination, the executive officer will receive the following severance benefits:

•	Severance payment. The executive officer will receive a lump sum cash severance payment in an amount equal to two times (in the case of the Chief Executive Officer) or 1.5 times (in the case of the other executive officers) the sum of annual base salary and the average of the annual bonus award for the three prior years.

•	Pro rata bonus payment. The executive officer will receive a lump sum cash payment in an amount equal to his or her target annual bonus amount for the year in which the qualified termination occurs, prorated to reflect the portion of the fiscal year that had elapsed prior to the qualified termination.

•	Vesting of stock options. Any outstanding and unvested stock options held by the executive officer would become fully vested.

•	Retirement plan benefits. The executive officer will receive a lump sum payment equal to the employer match the executive officer would have received under the Company’s 401(k) Plan and Supplemental Retirement 401(k) Plan if the executive officer had remained employed for an additional two years.

•	Medical and dental benefits. The executive officer will receive a lump sum payment equal to the monthly cost of COBRA premiums for medical and dental coverage, multiplied by two (in the case of the Chief Executive Officer) or 1.5 (in the case of the other executive officers).

The Executive Severance Plan does not provide for any tax gross-ups. In the event the executive officer would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the executive officer would be reduced to the maximum amount that does not trigger the excise tax unless the executive officer would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Severance Pay Plan

The Severance Pay Plan is a broad-based severance plan that provides severance benefits to employees of the Company, including the Company’s named executive officers, in the event their employment is involuntarily terminated by the Company under certain circumstances.

Under the Severance Pay Plan, in the event that an executive officer’s employment is involuntarily terminated, he or she will receive the following severance benefits:

•	Severance payment. The executive officer will receive a lump sum cash severance payment in an amount equal to two times (in the case of the Chief Executive Officer) or 1.5 times (in the case of the other executive officers) the sum of annual base salary and the average of the annual bonus award for the three prior years.

•	Pro rata bonus payment. If the termination occurs after March 31 of the year in which the termination occurs, the executive officer will receive an annual bonus based on actual performance results for such year, prorated to reflect the portion of the fiscal year that had elapsed prior to the qualified termination.

•	Medical reimbursement. The executive officer will receive reimbursement for six months of COBRA premiums.

•	Employee assistance. The executive officer will receive six months of outplacement services and three months of participation in the Company’s employee assistance program.

To receive severance benefits under the Severance Pay Plan, the executive officer must enter into a separation agreement with the Company, including a general release of claims.

Item 9.01	Financial Statements and Exhibits.

The following materials are filed as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Halyard Health, Inc. Amended and Restated Executive Severance Plan

10.2	Halyard Health, Inc. Amended and Restated Severance Pay Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halyard Health, Inc.

Date: November 1, 2016	By:	/s/ S. Ross Mansbach
Name: S. Ross Mansbach
Title: Vice President, Deputy General Counsel
and Corporate Secretary